Exhibit (a)(5)(B)
ENVOY COMMUNICATIONS GROUP INC. INCREASES NUMBER OF SHARES OFFERED FOR PURCHASE UNDER SUBSTANTIAL ISSUER BID
TORONTO, ONTARIO, December 14, 2006 — Envoy Communications Group Inc. (NASDAQ: ECGI / TSX: ECG) (the “Company”) announced today that it has increased the number of common shares to be purchased under its offer to purchase common shares of the Company (the “Offer”) to 8.5 million common shares. The Company also announced that the offer, which was previously scheduled to expire at 5:00 p.m. (Toronto time) on December 27, 2006, has been extended to, and will expire at, 5:00 p.m. (Toronto time) on December 29, 2006, unless the Offer is extended further, otherwise upon the other terms and conditions set forth in the Offer to Purchase, dated November 20, 2006 (the “Offer to Purchase”).
The Company will be mailing a Notice of Variation and Extension to all holders of common shares in connection with its announcement today. Except for the increase in the number of common shares to be purchased and the extension of the expiry date of the Offer, the terms and conditions previously set forth in the Offer to Purchase continue to be applicable in all respects.
This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Envoy common shares. The solicitation and the offer to buy Envoy common shares is only made pursuant to a separate offer to purchase and issuer bid circular, and related materials. Envoy has filed the offer to purchase, issuer bid circular and related documents with Canadian securities regulatory authorities and the Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”). Envoy will file the notice of variation and extension referred to in this press release today with both the Canadian securities regulatory authorities and the SEC. Shareholders should carefully read the Tender Offer Statement (and all amendments thereto), the offer to purchase and issuer bid circular, the related letter of transmittal, the notice of variation and extension and other related materials because they contain important information, including the various terms and conditions of the offer. The notice of variation and extension has been sent to all holders of Envoy common shares today. The amendment to the Tender Offer Statement (including the notice of variation and extension) will also be available at no charge at the SEC’s website at http://www.sec.gov. and the website of the Canadian securities administrators at www.sedar.com. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.
About Envoy
Envoy Communications Group Inc. (NASDAQ: ECGI / TSX: ECG) businesses include the Watt Group, an international consumer and retail branding group of companies, and Envoy Capital Group, a merchant banking and financial services company. For more information on Envoy Communications Group Inc., visit our website at www.envoy.to
###
Cautionary Statement
Certain statements contained in this press release may constitute “forward-looking statements” or “forward-looking information” within the meaning of Section 21E(i)(1) of the United States Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events or Envoy’s actual results to be materially different from any events or future results expressed or implied by these statements. Such factors include but are not limited to, the following: general economic and business conditions, changes in demand for Envoy’s services, changes in competition, the ability of Envoy to integrate acquisitions or complete future acquisitions, interest rate fluctuations, currency exchange rate fluctuations, volatility in the market price of Envoy’s common shares, there is no assurance that regulatory approvals or exemptions will be obtained or offer conditions will be satisfied, the extent to which holders of common shares determine to tender their shares to any offer, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this press release should not be regarded as a representation by Envoy that Envoy’s plans and objectives will be achieved. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements.
For further information, please call:
Envoy Communications Group Inc.
Contact: Geoffrey Genovese
Tel: (416) 593-1212
Or contact our investor relations department at:
info@envoy.to